FINAL PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
(Seven Fields (DEL), Inc.)

This Final Plan of Complete Liquidation and Dissolution (the "Plan") of Seven Fields (DEL), Inc. (the "Corporation"), a Delaware corporation, is finalized by, ratified by and adopted by the Board of Directors of the Corporation in connection with, and shall be coordinated with, Final
Plans of Liquidation and Dissolution of the following related companies: (1) Seven Fields Development Company, a Pennsylvania business trust ("SF Trust"), (2) Seven Fields Development (PA), Inc., a Pennsylvania corporation ("SFPA "), and (3) Seven Fields Management,
Inc., a Pennsylvania corporation ("SF Management"), (which, with the Corporation, are hereinafter collectively referred to as the "SF Companies"). The Plan is approved as of October 29, 2001, the date of the final approval of the Corporation's dissolution by the directors and shareholders of the Corporation (the "Effective Date").

The Corporation acknowledges the following facts:

I. The SF Companies were formed as a result of a reorganization of Seven Fields Development Corporation, which had been formed to carry out the development and liquidation of certain parcels of real estate in Butler County, Pennsylvania pursuant to an order of Federal Bankruptcy Count of the Western District of Pennsylvania (the "Bankruptcy Court").

II. The SF Trust, which is the direct successor to the entities which were placed under the protection of such Bankruptcy Court, is charged with the repayment, to the extent its assets are sufficient to do so, of certain investor debt obligations ("Investor Debt"), and only after the Investor Debt is repaid, with making distributions on equity interests of the SF Trust ("Investor Equity"). However, the proceeds from the sale of the assets of the SF Trust will be insufficient to repay the debt obligations, and none of such proceeds will be available to pay any equity interests.

II. Since the time of the order of the Bankruptcy Court, the SF Companies have developed and sold, on an ongoing basis, substantially all of such parcels of real estate and related assets to unaffiliated third parties, with the result that the SF Companies own only four significant parcels of commercial property (the
"Remaining Real Estate"), which Remaining Real Estate is under agreement of sale, with two parcels scheduled to be sold on or about October 31, 2001 and the remaining two being scheduled to be sold on or about June of 2002.

III. The SF Companies are part of an affiliated group, controlled and related as follows:

	1) SF Trust is the operating company and the owner of the Remaining Real Estate.

	2) SF Management is a wholly owned subsidiary of SFPA and the Trustee of SF Trust.

	3) The Corporation is a wholly owned subsidiary of the Corporation and the owner of 83% of the Investor Equity and the Investor Debt of SF Trust, the other 17% of Investor Debt and Investor Equity being held by approximately 700 individuals.

	4) SFPA is the sole shareholder of the Corporation.

IV. The SF Trust intends to sell the Remaining Real Estate as quickly as possible, to distribute its share of cash resulting from the sale of the Remaining Real Estate and the other previously sold assets of the SF Trust (to the extent that such cash has not been previously distributed), and to deposit the remaining portion of such cash in a liquidating trust created to hold such cash for approximately three years as a source of funds to pay any possible legitimate claims which may be payable as a result of the prior operations of the SF
Trust (the "Liquidating Trust").  Any rights to the Remaining Real
Estate still held by SF Trust on the Final Liquidation Date (defined below) will also be transferred to the Liquidating Trust. The Corporation intends to distribute all rights that the Corporation may have in the
Liquidating Trust to SFPA and to retain no rights thereunder. The
 SFPA is establishing its own liquidating trust to provide for any liabilities and expenses of SFPA.

V.	As part of the Board of Directors adoption of
this plan of liquidation, the Board of Directors approves the dissolution of the Corporation and recommends such dissolution to the sole shareholder of the Corporation, which shall have approved such dissolution as of October 29, 2001.


In light of the above facts, the Board of Directors of the Corporation hereby adopts the following Plan of Liquidation.

1. Dissolution. As promptly as practical after the approval of the Plan by the Board of Directors, the Corporation shall be dissolved in accordance with General Corporation Law of Delaware, as amended, (the "GCL") and Section 331(a)(1) of the Internal Revenue Tax Reform Act of 1986. All assets of the Corporation shall be distributed to the sole shareholder on or about October 31, 2001 (the "Final Liquidation Date").

2. Cessation of Business. After the Effective Date, the Corporation shall not engage in any business activities, except for the purpose of preserving the value of its assets, properties and rights, winding up and settling its business affairs, and distributing its assets, properties and rights, in accordance with the Plan. The directors then in office and, at the discretion of the directors, the officers, shall continue in office solely for such purposes.

3. Payment of Obligations, Etc. The Corporation shall, as speedily as possible, and in all events by the Final Liquidation Date proceed to collect all sums due it, convert into cash all corporate assets, the conversion of which into cash is required to discharge its known liabilities and, out of the assets of the Corporation, discharge or make adequate provision for the discharge of all known liabilities of the Corporation, according to their respective priorities. The Corporation shall further sell, exchange or otherwise dispose of or reduce to cash all of its other assets, properties and rights and, shall distribute to SFPA cash or other assets. The Corporation shall also distribute to SFPA any interest that the Corporation may have in the liquidating trust created by the SF Trust.

The officers and directors of the Corporation are authorized and directed to negotiate and to consummate sales, exchanges or other dispositions of all or any portion or portions of the Corporation's assets, properties and rights, on such terms and conditions as they in their discretion and judgment shall deem beneficial to the Corporation, including the assumption by the purchaser(s) or other transferee(s) of any or all liabilities of the Corporation.


41. Determination of Shareholder Interests. The interest of any shareholder in the assets, properties and rights of the Corporation shall be determined and fixed on the basis of such shareholder's record ownership of the outstanding shares of the Corporation at the close of business on the Final Liquidation Date. At such time, the share register and stock transfer books of the Corporation shall be closed. Thereafter, unless such register and books are reopened because the Plan cannot be carried into effect under the laws of the Commonwealth of Pennsylvania, or otherwise, a shareholder's interest in the assets, properties and rights of the Corporation shall not be transferable by the negotiation of share certificates.

5.  Final Liquidating Distribution.  At such time as the
Board of Directors of the Corporation may determine that all liabilities of the Corporation have been paid or provided for, including all costs of effecting and administering the Plan, and that there is no further need for the continuation of the Corporation, which date is determined to be the Final Liquidation Date as described above, the directors shall distribute any amount remaining in such fund to SFPA, its sole shareholder, or its assignees, on a pro rata basis.
Such distribution shall include any and all rights which the Corporation may have in the Liquidating Trust.

6. Cancellation of Outstanding Shares. The foregoing distribution in complete liquidation shall be in exchange solely for, in complete redemption and cancellation of, and in payment for, all of the outstanding shares of the Corporation. Upon the Final Liquidation Date all of the assets of the Corporation shall have been distributed, and the sole shareholder shall surrender its certificate(s) for such shares in exchange for the distributions made on or about the Final Distribution Date. As of such Final Distribution Date no amount shall remain to be distributed to any shareholder. From and after the distribution of all funds to the shareholders no share certificate held by a shareholder shall entitle the shareholder to any distribution from the Corporation and all such certificates shall be deemed to be surrendered and cancelled.

7. Certificates and Filings. The Corporation shall execute and file Articles of Dissolution with the Department of State of Delaware terminating the existence of the Corporation. The Corporation shall prepare and file final income and other tax returns or reports required of the Corporation by law, and shall prepare and file or deliver at such times as the directors deem necessary or proper, all other forms, returns, documents, instruments and information required to be filed by the taxing and other governmental authorities with jurisdiction over the Corporation, by reason of the complete liquidation and dissolution of the Corporation.

8. Post-dissolution Claims. The Corporation shall be dissolved in accordance with the procedures set forth in GCL.

9. Authorization. The Board of Directors and, if authorized by the directors, the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The directors may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation, dissolution and termination of existence of the Corporation, and the distribution of its assets to its shareholders in accordance with the laws of the State of Delaware.
The death, resignation, or other disability of any director or officer of the Corporation shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation or other disability, the surviving or remaining director(s), or, if there be none, the surviving or remaining officer(s), shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancies shall not impair the authority of the surviving or remaining director(s)
 or officer(s) to exercise any of the powers provided for in the Plan.

ATTEST:			SEVEN FIELDS (DEL), INC.


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